Exhibit 4.74

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (the “Agreement”) is entered into by and among the following Parties on May 15, 2019 in Beijing, People’s Republic of China (“China” or the “PRC”):

Beijing Huateng Xiangfeng Technology Co., Ltd. (the “Pledgee”), a wholly foreign owned enterprise established and existing under the laws of the PRC, and the address is Unit 02, (14)1702, Floor 17, No.27 Dongsanhuan North Road, Chaoyang District, Beijing;

Yang Qihu, a Chinese Citizen with Identification No.: [] (the Pledgor”);

Shengxiang Hudong Music (Beijing) Co., Ltd. (“OpCo”), a limited liability company established and existing under the laws of the PRC, and the address is Room 3092 Floor 3, No. 10 Jia Chaoyangmenwai Avnenue, Chaoyang District, Beijing.

In this Agreement, each of the Pledgee, the Pledgor and OpCo shall be referred to as a “Party” respectively or as the “Parties” collectively.

Whereas:

1.

The Pledgor is a Chinese citizen and as of the date of this Agreement holds 50% equity interests of OpCo, representing RMB 500,000 of OpCo’s registered capital. OpCo is a limited liability company registered in Beijing, China and its business is to provide services under the Business Cooperation Agreement to the Pledgee. OpCo hereby acknowledges the rights and obligations of the Pledgor and the Pledgee under this Agreement and intends to provide any necessary assistance in registering the Pledge;

2.

The Pledgee is a wholly foreign-owned enterprise registered in China, 100% owned by the WT2 Limited (Registration No. 2716810) which registered in Hong Kong. The Pledgee and the Pledgor have executed a Business Cooperation Agreement (as defined below) in Beijing; the Pledgee, the Pledgor and OpCo have executed an Exclusive Option Agreement (as defined below); the Pledgor has respectively executed a Power of Attorney in favor of the Pledgee (as defined below);

3.

To ensure that OpCo and the Pledgor fully perform its obligations under the Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney, the Pledgor pledges to the Pledgee all the equity interests he holds in OpCo as security for the performance of OpCo’ and the Pledgor’s obligations under the Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney.

To perform the terms of the Transaction Documents, the Parties have mutually agreed to execute this Agreement upon the following terms.

1.	Definitions

Unless otherwise provided in this Agreement, the terms below shall have the following meanings:

1.1.

Pledge: means the security interest granted by the Pledgor to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be compensated on a preferential basis with any proceeds received from conversion, auction or sale of the Pledged Equity Interest.

1.2.

Pledged Equity Interest: means 50% of all equity interests in OpCo held by the Pledgor now, representing RMB 500,000 of OpCo’s registered capital, and all the future equity rights and interests in OpCo held by the Pledgor.

1.3.	Term of Pledge: means the term set forth in Section 3 of this Agreement.

1.4.

Transaction Documents: means the Business Cooperation Agreement entered into by and between OpCo and the Pledgee on May 15, 2019 (the “Business Cooperation Agreement”); the Exclusive Option Agreement entered into by and among the Pledgor, OpCo and the Pledgee on May 15, 2019 (the “Exclusive Option Agreement”); the power of attorney executed by each of the Pledgor on May 15, 2019 (the “Power of Attorney”), and any amendments, revisions and/or restatements to the aforesaid documents.

1.5.

Contractual Obligations: means all the obligations of the Pledgor under the Exclusive Option Agreement, the Power of Attorney and this Agreement, and all the obligations of OpCo under the Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6.

Secured Indebtedness: means all direct, indirect, consequential losses and losses of anticipated profits suffered by the Pledgee as a result of any Event of Default of the Pledgor and/or OpCo, of which the basis for the amount of such losses includes without limitation reasonable business plans and profit forecasts of the Pledgee, the service fees that OpCo is obliged to pay under Business Cooperation Agreement, as well as all expenses as incurred by the Pledgee in connection with its enforcement for the performance of Contractual Obligations against the Pledgor and/or OpCo.

1.7.	Event of Default: means any circumstances as set forth in Section 7 of this Agreement.

1.8.	Notice of Default: means the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

1.9.

Joint Venture Agreement: means the Joint Venture Agreement (“Joint Venture Agreement”) entered into between Tencent Music Entertainment Group (“TME”), Tencent Music Entertainment Hong Kong Limited (“TME HK”), Warner Music China (HK) Limited (“Warner”) and WT2 on April 16, 2019.

2.	The Pledge

2.1.

The Pledgor hereby agrees to pledge to the Pledgee the Pledged Equity Interest in accordance with this Agreement as security for the performance of the Contractual Obligations and the repayment of the Secured Indebtedness. OpCo hereby agrees for the Pledgor to so pledge the Pledged Equity Interest to the Pledgee in accordance with this Agreement.

2.2.

During the Term of Pledge, the Pledgee is entitled to receive any dividends or distributions in respect of the Pledged Equity Interest. With the prior written consent of the Pledgee, the Pledgor may collect such dividends or distributions in respect of the Pledged Equity Interest. Any dividends or distributions received by the Pledgee in respect of the Pledged Equity Interest after deduction of income tax paid by Pledgor shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under the custody of the Pledgee, be used as security for the Contractual Obligations and be first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by the PRC laws, be unconditionally donated to the Pledgee or any person designated by the Pledgee.

2.3.

With the prior written consent of the Pledgee, the Pledgor may subscribe for increased capital in OpCo. Any increase in the capital contributed by the Pledgor to the registered capital of OpCo as a result of any capital increase shall also be deemed as the Pledged Equity Interest.

2.4.

In the event that OpCo is to be dissolved or liquidated as required by any mandatory rules of the PRC laws, upon the lawful completion of such dissolution or liquidation procedure, any proceeds distributed by OpCo to the Pledgor shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under the custody of the Pledgee, and be used as security for the Contractual Obligations and be first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by the PRC laws, be unconditionally donated to the Pledgee or any person designated by the Pledgee.

3.	Term of Pledge

3.1.

The Pledge shall become effective on such date when the pledge of the Pledged Equity Interest contemplated herein has been registered with the relevant administration for industry and commerce. The Pledge shall be continuously valid until (i) full performance of the Contractual Obligations and full satisfaction of the Secured Indebtedness, or (ii) the date when Warner has received the equity interests of WT2 held by TME HK pursuant to Section 25.9 of the Joint Venture Agreement. The Pledgor and OpCo shall, (1) register the Pledge in the shareholders’ register of OpCo within 3 business days following the execution of this Agreement, and (2) submit an application to the relevant administration for industry and commerce for the registration of the Pledge contemplated herein within 30 business days following the execution of this Agreement. The Parties covenant that for the purpose of registration of the Pledged Equity Interest, the Parties and other shareholders of OpCo shall submit to the administration of industry and commerce this Agreement or an equity interest pledge agreement in the form required by the administration of industry and commerce of where OpCo locates, which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Agreement”). For matters not specified in the AIC Pledge Agreement, the parties shall be bound by the provisions of this Agreement. The Pledgor and OpCo shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant administration of industry and commerce, to ensure that the Pledge shall be registered as soon as possible after filing.

3.2.

During the Term of Pledge, in the event the Pledgor and/or OpCo fail to fulfill the Contractual Obligations or pay the Secured Indebtedness, the Pledgee shall be entitled to, but not be obliged to, exercise the Pledge in accordance with this Agreement.

4.	Custody for Certificates of the Pledge

4.1.

During the Term of Pledge, the Pledgor shall deliver to the Pledgee the certificate of capital contributions to OpCo and the register of shareholders which records the Pledge as soon as possible. The Pledgee will place such documents in custody throughout the entire Term of Pledge specified in this Agreement.

5.	Representations and Warranties of the Pledgor and OpCo

The Pledgor and OpCo hereby severally and jointly represent and warrant to the Pledgee as of the date hereof as follows:

5.1.	The Pledgor is the only legal and beneficial owner of the Pledged Equity Interest.

5.2.	The Pledgor is entitled to dispose of and transfer the Pledged Equity Interest in accordance with this Agreement.

5.3.	Except for the Pledge hereof, the Pledgor has not created any other pledges or other security interest on the Pledged Equity Interest.

5.4.

The Pledgor and OpCo have obtained all necessary approvals and consents from government authorities and third parties (if any) in connection with the execution, delivery and performance of this Agreement.

5.5.

The execution, delivery and performance of this Agreement do not (i) result in any violation of any relevant PRC laws; (ii) result in any conflict with the articles of association or other constitutional documents of OpCo; (iii) result in any breach of any agreement to which it is a party or by which it is bound, or constitute any default under any agreement to which it is a party or by which it is bound; (iv) result in any breach of any permit or license issued or granted to it and/or any condition of the validity thereof; or (v) result in the revocation or suspension of, or imposition of conditions on, any permit or license issued to it.

6.	Undertakings by the Pledgor and OpCo

6.1.	During the Term of Pledge, the Pledgor and OpCo severally and jointly undertake to the Pledgee that:

6.1.1.

Without the prior written consent of the Pledgee, the Pledgor shall not transfer the Pledged Equity Interest, create or permit to be created any security interest or other encumbrances on the Pledged Equity Interest, except for the performance of the Transaction Documents.

6.1.2.

The Pledgor and OpCo shall comply with the provisions of all the laws and regulations relating to the pledge of rights, and shall, within five (5) days upon receipt of any notice, order or recommendation issued or promulgated by the relevant competent authorities regarding the Pledge, present such notice, order or recommendation to the Pledgee, and concurrently comply with such notice, order or recommendation, or object thereto upon the reasonable request or consent of the Pledgee.

6.1.3.

The Pledgor and OpCo shall promptly notify the Pledgee of any event or notice received by the Pledgor that may have an impact on the Pledged Equity Interest or any portion thereof, and that may change any undertakings and obligations of the Pledgor hereunder or may have an impact on the fulfillment of any obligations by the Pledgor hereunder.

6.1.4.	OpCo shall complete its business term extension registration formalities three (3) months prior to the expiry of its business term such that the validity of this Agreement shall be maintained.

6.2.

The Pledgor agrees that the rights granted to the Pledgee in respect of the Pledge hereunder shall not be interrupted or harmed by any legal procedure initiated by the Pledgor, any successors of the Pledgor or their entrusting party or any other persons.

6.3.

The Pledgor undertakes to the Pledgee that in order to protect or perfect the security for the Contractual Obligations and the Secured Indebtedness under this Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute all the certificates of rights, agreements, and/or perform and procure other parties who have interests in the Pledge to perform acts as required by the Pledgee, facilitate the exercise of the Pledgee’s rights granted hereunder and enter into all relevant documents regarding ownership of the Pledged Equity Interest with the Pledgee or any person (individuals or legal persons) designated by the Pledgee, as well as provide the Pledgee with all notices, orders and decisions regarding the Pledge as required by the Pledgee within a reasonable period of time.

6.4.

The Pledgor hereby undertakes to the Pledgee to comply with and perform all the undertakings, representations and warranties and terms hereunder. In the event that the Pledgor fails to perform or fail to fully perform such undertakings, representations and warranties and terms hereunder, the Pledgor shall indemnify the Pledgee against all the losses resulting therefrom.

7.	Event of Default

7.1.	Each of the following circumstances shall constitute an Event of Default:

7.1.1.	The Pledgor breaches any of its obligations under the Transaction Documents and/or this Agreement.

7.1.2.	OpCo breaches any of its obligations under the Transaction Documents and/or this Agreement.

7.1.3.

OpCo, or its successor or assignee failed to pay any payables under each transaction document in full or on time, or the pledgor or its successor or assignee failed to perform its obligations under each transaction document under any circumstances, including but not limited to the secured indebtedness.

7.1.4.

Any statement, guarantee or promise made by the Pledgor in Article 5 and 6 of this Agreement is materially misleading or inaccurate, and/or the Pledgor or OpCo violates any statement, guarantee or promise.

7.1.5.

Any external borrowings, guarantees, compensations, commitments or other debts or responsibilities of the Pledgor itself are required to be repaid or performed in advance for any reason or have expired but cannot be repaid or performed as scheduled, which gives the pledgee reason to believe that the pledgee's ability to perform its obligations under this agreement has been affected, and further affect the interests of the pledgee.

7.1.6.	The Pledgee cannot repay general debts or other debts, and further affects the interests of the pledgee.

7.1.7.	This Agreement becomes illegal or the Pledgor cannot continue to fulfil the obligations under this Agreement due to the promulgation of any laws, regulations or policies.

7.1.8.	Any government department's consent, permit, approval or authorization required to make this agreement legal, effective or enforceable is withdrawn, suspended, invalidated or substantially modified.

7.1.9.	Due to adverse changes in the property owned by the pledgor, the pledgee believes that the pledgor's ability to perform its obligations under this agreement is affected.

7.1.10.	OpCo is or may be undergoing liquidation, dissolution or suspension procedures.

7.1.11.	Other circumstances where the pledgee cannot exercise or dispose of the pledge right in accordance with applicable laws.

7.2.	Should there arises any event set forth in Section 7.1 or any circumstance that may result in the foregoing events, the Pledgor and OpCo shall immediately notify the Pledgee in writing.

7.3.

Unless an Event of Default set forth in this Section 7.1 has been remedied at the request of the Pledgee within twenty (20) days upon receipt of the notice of the Pledgee to the Pledgor and/or OpCo requesting the rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time thereafter, requesting the exercise of the Pledge in accordance with Section 8 hereof. If the Pledgor and/or OpCo do not correct its action of breach or take necessary remedial behaviors after ten (10) days upon issuance of such Notice of Default, the Pledgee is entitled to exercise the Pledge pursuant Section 8 hereof.

8.	Exercise of the Pledge

8.1.

If the Pledgor and/or OpCo violate any obligations under the Transaction Documents, or an event of default occurs as agreed in this Agreement, or the secured indebtedness expires but the Pledgor fails to fulfil its obligations, the Pledgee is entitled to sell the Pledged Equity Interests, or to converse, auction or for prior satisfaction of indebtedness under the PRC laws.

8.2.

The Pledgee shall be entitled to elect to exercise, simultaneously or successively, any of its breach of contract remedies; the Pledgee shall not be required to first exercise other breach of contract remedies prior to exercising its right to converse, auction or sell the Pledged Equity Interest hereunder. The Pledgee shall be entitled to designate in writing its legal counsel or other agents to exercise on its behalf the Pledge, and neither the Pledgor nor OpCo shall object thereto.

8.3.	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and OpCo shall provide necessary assistance to the Pledgee for its exercise of the Pledge.

9.	Default Liabilities

9.1.

In the event that the Pledgor or OpCo materially breach any provision under this Agreement, the Pledgee is entitled to (1) claim damages from the Pledgor or OpCo in order that the Pledgee receive all interests obligated if this Agreement is fully executed and is entitled but not obligated to terminate this Agreement; or (2) request to enforce the obligations of the Pledgor and/or 0pCo under this agreement, and require the Pledgor and/or OpCo to compensate Party A for direct or indirect losses. This Section 9 shall not preclude any other rights entitled to the Pledgee as provided under this Agreement.

9.2.	The Pledgor or OpCo may not terminate or cancel this Agreement in any event unless otherwise provided under the laws.

10.	Assignment

10.1.	The Pledgor and OpCo shall not donate, transfer or dispose of their rights and obligations under this Agreement without prior written consent of the Pledgee.

10.2.	This Agreement shall be binding upon the Pledgor and its successors and any permitted assignees, and effective upon the Pledgee and each of its successors and assignees.

10.3.

With prior written consent of the Pledgor, the Pledgee may assign any or all of its rights and obligations under the Transaction Documents and this Agreement to any person designated by it at any time. In this case, the assignee shall enjoy and assume the rights and obligations of the Pledgee under the Transaction Documents and this Agreement as if the assignee were a party hereto or thereto, as applicable.

10.4.

In the event of a change of Pledgee due to assignment, the Pledgor shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee with the same terms and conditions as this Agreement, and register such new pledge with the relevant administration for industry and commerce.

10.5.

The Pledgor and OpCo shall strictly comply with the provisions of this Agreement and other relevant agreements to which any Party is a party, including the Transaction Documents, and perform the obligations thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Unless with the written instructions of the Pledgee, the Pledgor shall not exercise their remaining rights in respect of the Pledged Equity Interest.

11.	Termination

11.1.

Upon (i) the full and complete performance by the Pledgor and OpCo of all of their Contractual Obligations and full satisfaction of the Secured Indebtedness, or (ii) the date when Warner has received the equity interests of WT2 held by TME HK pursuant to Section 24.4 of the Joint Venture Agreement, or (iii) the termination of the Joint Venture Agreement (whichever of the above three dates shall prevail), the Pledgee shall, upon the Pledgor’ request, release the Pledge of the Pledged Equity Interest hereunder and cooperate with the Pledgor in relation to both the deregistration of the Pledge of the Pledged Equity Interest in the shareholders’ register of OpCo and the deregistration of the Pledge of the Pledged Equity Interest with the relevant administration of industry and commerce.

11.2.	The provisions under Section 9, Section 13, Section 14 and this Section 11.2 shall survive the termination of this Agreement.

12.	Costs and Other Expenses

All costs and actual expenses arising in connection with this Agreement, including without limitation the legal fees, processing fees, stamp duty, any other taxes and expenses, shall be borne by OpCo.

13.	Confidentiality

The Parties acknowledge and confirm that the terms of this Agreement and any oral or written information exchanged among the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not, without prior written consent of the other Party, disclose any confidential information to any third parties, except for information: (a) that is or will be available to the public (other than through the unauthorized disclosure to the public by the Party receiving confidential information); (b) that is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) that is disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to the terms set forth in this Section. Disclosure of any confidential information by the shareholders, directors, employees or entities engaged by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of contract.

14.	Governing Law and Disputes Resolution

14.1.	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the PRC laws.

14.2.

Any disputes arising in connection with the implementation and performance of this Agreement shall be settled through friendly consultations among the Parties, and where such disputes are still unsolved within thirty (30) days upon issuance of the written notice by one Party to the other Parties for consultations, such disputes shall be submitted by either Party to the Beijing International Arbitration Center for arbitration for arbitration in accordance with its arbitration rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties.

14.3.

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any disputes, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations hereunder.

15.	Notices

15.1.

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the designated address of such party as listed below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

15.1.1.

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of receipt or refusal at the address specified for notices.

15.2.	For the purpose of notification, the addresses of the Parties are as follows:

Party A: Beijing Huateng Xiangfeng Technology Co., Ltd.

Address: Unit 02, (14)1702, Floor 17, No. 27 Dongsanhuan North Road, Chaoyang District, Beijing

Attention: Andy Ma

E-mail: []

and

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: M&A Department

with a Copy to:

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: Legal Management Department – Investment and M&A

Party B: Yang Qihu

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: M&A Department

with a Copy to:

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: Legal Management Department – Investment and M&A

OpCo: Shengxiang Hudong Music (Beijing) Co., Ltd.

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: M&A Department

with a Copy to:

Address: 5th Floor, Gate C7, South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Email: []

Attention: Legal Management Department – Investment and M&A

15.3.	Each Party may at any time change its address for notices by delivering a notice to the other Parties in accordance with this Section.

16.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Annexes

The annexes listed in this agreement are an integral part of this agreement.

18.	Effectiveness

18.1.	This Agreement comes into effect upon formal signing or seal by all the Parties.

18.2.

Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon signing or stamping by the Parties and completion of the governmental registration procedures (if applicable) in accordance with the regulations.

19.	Language and Counterparts

This Agreement is written in Chinese in four (4) originals, with each of the Pledgee, the Pledgor and OpCo holding one original, and the other one original will be submitted for registration.

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IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party A: Beijing Huateng Xiangfeng Technology Co., Ltd.

/s/ Seal of Beijing Huateng Xiangfeng Technology Co., Ltd.

IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party B: Yang Qihu

Signature: /s/ Yang Qihu

IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

OpCo: Shengxiang Hudong Music (Beijing) Co., Ltd.

/s/ Seal of Shengxiang Hudong Music (Beijing) Co., Ltd.

Exhibits

1.	Register of Shareholders of OpCo

2.	Business Cooperation Agreement

3.	Exclusive Option Agreement

4.	Power of Attorney